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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Post-effective Amendment No. 3 to Form S-11 in this Registration Statement on Form S-3 of our report dated March 12, 2004 relating to the financial statements, which appears in the 2003 Annual Report to Shareholders, which is incorporated by reference in Corporate Property Associates 15 Incorporated's Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated March 12, 2004 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
June 25, 2004